Exhibit (a)(4)

TAX-EXEMPT CALIFORNIA MONEY MARKET FUND

Amendment

Statement of Change of Principal Office

The Trustees of Tax-Exempt California Money Market Fund (the “Trust”), acting pursuant to the Trust’s Amended and Restated Declaration of Trust (the “Declaration”), dated June 2, 2008, as amended, hereby make the following change to the Addendum to the Declaration (the “Addendum”) effective immediately:

1.  The address of principal office in Massachusetts in the Addendum is hereby replaced with the following:

Address of Principal Office in Massachusetts:                                              One Beacon Street
Boston, MA 02108

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IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 7th day of September 2012.

/s/John W. Ballantine	/s/ Henry P. Becton, Jr
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/Dawn-Marie Driscoll	/s/Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/ Paul K. Freeman	/s/Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/Richard J. Herring	/s/William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/Rebecca W. Rimel	/s/ William N. Searcy, Jr.
Rebecca W. Rimel, Trustee	William N. Searcy, Jr., Trustee
/s/ Jean Gleason Stromberg	/s/Robert H. Wadsworth
Jean Gleason Stromberg, Trustee	Robert H. Wadsworth, Trustee

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